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                                                                  EXHIBIT 99.1


                 EXCEL SWITCHING CORPORATION EXPANDS ADDRESSABLE

                    MARKET THROUGH THE ACQUISITION OF RASCOM

                          EXCEL'S EXS CARRIER SOLUTIONS
                       ENHANCED BY ACQUIRED DATA EXPERTISE


HYANNIS, MASS. - APRIL 15, 1999 - Excel Switching Corporation (NASDAQ: XLSW), a leading provider of open telecommunications platforms for networks worldwide, today announced that it has signed a definitive agreement to acquire RAScom, a leading provider of open remote access server (RAS) technology. The acquisition of RAScom will expand Excel's addressable market by adding data capabilities to the Expandable Switching System (EXS) product line for the Internet Service Provider (ISP) and Competitive Local Exchange Carrier (CLEC) markets. Infonetics Research believes that the market for Internet access equipment and related services will reach $12B in year 2000. The introduction of a highly integrated solution will make it possible for ISPs and CLECs to deploy an economical solution that meets their voice, signaling and data requirements.

The integrated product will give access providers the ability to offer reliable packet-oriented data services with circuit-based telecom services eliminating the need for separate switching, SS7 gateways, packet routing and remote access systems, collapsing them all into a single, cost-effective NEBS compliant platform. In addition, as part of Excel's ONE Architecture, Excel Partners will now be able to offer data services along with other enhanced services. The addition of the RAScom team will bring technical expertise to Excel in the areas of access, LAN routing, VPN and other emerging data technologies.

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"The strategic acquisition of RAScom will add significant access and data capabilities to Excel's EXS platform," said Robert Madonna, president and CEO of Excel. "The addition of RAScom technology will enable Excel to offer a uniquely integrated, highly scaleable, telco reliable and open programmable voice and data platform to the ISP and CLEC markets. RAScom's technology also complements Excel's recently announced EXS Media Gateway and the integration of VoIP technology into the EXS product family."

"RAScom has been working with the sales, marketing and engineering teams at Excel since early last summer on the definition and integration of a combined product," said Mark Galvin, President and CEO of RAScom. "We have found that the companies' cultures and development philosophies are very similar, and that the teams have worked together effectively."

The newly integrated voice and data solution will provide emerging and established carriers and access providers MultiService Access Switching at a compelling price. With Excel's high-density integrated switching, VoIP gateway and RAS platform, carriers can drastically decrease co-location expenses by reducing rented Central Office real estate while providing a homogeneous management and service provisioning environment.

TRANSACTION TERMS
Under the terms of the agreement with RAScom, Excel will acquire all outstanding shares and options of RAScom in exchange for approximately 1.1 million shares of Excel common stock. The transaction is intended to be accounted for as pooling of interests transaction and to qualify as a tax-free reorganization. Based on the closing price of Excel common stock on Wednesday, April 14, 1999, the transaction is valued at approximately $24.5 million. The transaction is anticipated to close in approximately two weeks. Excel expects the transaction will first become accretive during the Company's fiscal year 2000, assuming expected revenue and cost synergies.

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ABOUT RASCOM
RAScom designs and manufactures a complete remote access solution based on open platforms for enterprise networks, carriers and Internet Service Providers. RAScom's primary product line, the RAServer series of remote access servers, concurrently supports access over both the Public Switched Telephony Network and the Internet. The RAServer family runs on a Windows NT Server platform, making it an open systems platform for integrating any combination of enhanced services. Visit RAScom's website at http://www.rascom.com.

ABOUT EXCEL
Excel Switching Corporation is a leading provider of open switching platforms for telecommunications networks worldwide. Excel develops, manufactures, markets and supports a family of open, programmable, carrier-class voice and data gateways that address the complex needs of network providers. Excel's products are currently deployed in telecommunications networks worldwide. Visit Excel's website at http://www.xl.com.

This release contains forward-looking statements that are made pursuant to the Safe Harbor provisions of the Private Securities Litigation Reform Act of 1995. The forward-looking statements contained in this release are subject to a number of risks and uncertainties that could cause actual results to differ materially from the company's expectations. If the acquisition is completed, there can be no assurance that the combined companies can successfully integrate the acquired businesses, products or technologies. The integration of the acquired business may cause a diversion of management time and reallocation of resources. There can be no assurance that the RAScom open remote access server technology can be successfully integrated with Excel's product line and manufacturing and distribution infrastructure, or that further product development will be required to integrate RAScom's products with those of Excel. There can be no assurances that revenues will exceed operating expenses, or that the present level of sales of the RAScom product will continue, that the company can be successful in reducing expenses to achieve profitability, or that customers will continue to support the company's product initiatives following the reorganization. Investors are cautioned that all forward-looking statements involve risks related to the market acceptance of and demand for the combined company's products, new product development, impact of competitors, and dependence on third-party distribution channels.

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CONTACTS:
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Erica Robinson                      Deborah Shih
Excel Switching Corp.               FitzGerald Communications
(508) 862-3000                      (617) 494-9500
erobinson@xl.com                    dshih@fitzcomm.com
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